UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

ACT TELECONFERENCING, INC.
(Name of Registrant As Specified In Its Charter)

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ACT Teleconferencing, Inc.

1526 Cole Boulevard, Suite 300

Golden, Colorado 80401

PRELIMINARY

INFORMATION STATEMENT

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF SHAREHOLDERS

WITHOUT A MEETING

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY A MAJORITY OF OUR SHAREHOLDERS ENTITLED TO VOTE. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

This Information Statement is being furnished to the shareholders of record of ACT Teleconferencing, Inc. as of June 6, 2007, the record date, to advise them that our board of directors and shareholders have approved an amendment to our Amended and Restated Articles of Incorporation. A conformed copy of the amendment to Amended and Restated Articles of Incorporation is attached to this Information Statement as Exhibit A. The amendment, when filed with the Colorado Secretary of State, will enable our board of directors to declare, and the corporation to make, distributions to our common shareholders in compliance with applicable Colorado law without regard to the amount necessary, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of holders of the corporation’s Series AA convertible preferred stock. Notwithstanding the amendment, no distributions may be made to the holders of our common stock without the prior written consent of the holders of our Series AA convertible preferred stock representing at least a majority of the aggregate shares of Series AA convertible preferred stock outstanding. This Information Statement is being mailed to our shareholders of record as of June 6, 2007, the record date, on or about June     , 2007.

Our board of directors approved the amendment, subject to shareholder approval, at a meeting duly called and held on May 16, 2007. Under applicable Colorado law and our Amended and Restated Articles of Incorporation, the amendment may be approved by our shareholders by written consent if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing. For purposes of the amendment, the shares of common stock and shares of Series AA convertible preferred stock would at a meeting be entitled to vote together as a single voting group or class (with the Series AA convertible preferred stock voting on an as-converted to common stock basis). At the close of business on the record date, there were 17,055,325 shares of our common stock issued and outstanding and entitled to vote on the amendment, and there were 160,000 shares of our Series AA convertible preferred stock issued and outstanding and entitled to vote on the amendment. Each share of common stock is entitled to one vote per share. The 160,000 shares of our Series AA convertible preferred stock were entitled to cast in the aggregate, on an as-converted basis, 28,249,496 votes on the amendment. Thus, the written consent of shareholders holding approximately 22,652,411 shares (including shares of common stock and Series AA convertible preferred stock voting on an as-converted to common stock basis) were required to approve the amendment. On the record date, the corporation had received the written consent of shareholders entitled to vote holding 26,072,094 shares (including shares of common stock and Series AA convertible preferred stock voting on an as-converted to common stock basis). The written consent obtained was valid and effective and has not been revoked.

This Information Statement is being mailed to you for information purposes only. No action is requested or required on your part. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the corporation’s common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

The Securities and Exchange Commission, or SEC, has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies and intermediaries. We will not be householding Information Statements being sent to our record holders. A number of brokers and other intermediaries with account holders who are our shareholders, however, may be householding our shareholder materials, including this Information Statement. In that event, a single Information Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or other intermediary that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker or other intermediary otherwise when you receive or received the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Information Statement, please notify your broker or other intermediary to discontinue householding and direct your written request to receive a separate Information Statement to us at: ACT Teleconferencing, Inc., Attention: Corporate Secretary, 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, or by calling 303-233-3500. Shareholders who currently receive multiple copies of the Information Statement at their address and would like to request householding of their communications should contact their broker or other intermediary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us as of May 1, 2007, regarding beneficial ownership of each class of our voting securities for our directors and executive officers listed in the summary compensation table included in our Form 10-K filed with the Securities and Exchange Commission on March 30, 2007, who we refer to as our named executive officers, each beneficial owner (based upon our review of documents filed by them with the Securities and Exchange Commission under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended) of 5% or more of each class of our outstanding voting securities, and our directors and executive officers as a group. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and, with respect to each beneficial owner, includes the shares issuable thereto in respect of stock options, warrants and other instruments convertible into the class of voting security shown as beneficially owned by that beneficial owner that are currently exercisable or will be exercisable within 60 days. Voting securities issuable upon exercise or conversion of stock options, warrants or other convertible instruments are deemed outstanding for purposes of computing the percentage owned of the beneficial owner of such options, warrants or other convertible instruments, but are not deemed outstanding for purposes of computing the percentage owned of any other beneficial owner. None of the shares shown as beneficially owned by the executive officers or directors have been pledged as security. Unless otherwise indicated by footnote, the beneficial owners of the voting securities shown in the table below have sole voting and investment power over the shares shown as beneficially owned by them. We have calculated the percentages based on 17,055,325 shares of common stock and 160,000 shares of Series AA convertible preferred stock outstanding as of the close of business on May 1, 2007.

	Common Stock		Series AA Convertible Preferred Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Combined Voting Class Voting Power(1)
Directors and Director Nominees
Malcolm M. Aslin(2)	97,729	*	200	*	*
Clarke H. Bailey	—	—	—	—	—
Naomi Perry(3)	50,748	*	304	*	*
Carlos P. Salas	—	—	—	—	—
Peter E. Salas(4)	26,685,616	61.0	146,378	91.5	58.1
Michael Shepherd	—	—	—	—	—

Named Executive Officers
Gene Warren(5)	1,882,258	10.0	—	—	3.9
Mark K. Kelly(6)	423,703	2.4	—	—	*
Kenneth J. Knopp(7)	401,259	2.3	—	—	*
Rick Fresia	—	—	—	—	—
All directors and executive officers as a group (8 persons)(8)	27,257,796	61.5	146,882	91.8	58.7

Five Percent Owners
Dolphin Management Inc.(9)	26,685,616	61.0	146,378	91.5	58.1
Gerald D. Van Eeckhout(10)	875,773	5.1	—	—	1.9
Gary Martin Glaser(11)	2,259,732	12.4	6,000	3.6	4.8
William S. Lapp(12)	1,194,039	6.8	2,942	1.8	2.6

*	Represents less than 1%

(1)	Represents the percent of voting power of the shares of common stock and shares of Series AA convertible preferred stock voting together as a single voting group or class, with the Series AA convertible preferred stock voting on an as-converted to common stock basis.
(2)	The shares of common stock shown as beneficially owned include 32,729 shares issuable upon conversion of the Series AA convertible preferred stock, and 45,000 shares issuable upon exercise of outstanding stock options.
(3)	The shares of common stock shown as beneficially owned include 49,748 shares issuable upon conversion of the Series AA convertible preferred stock.
(4)

The shares shown as beneficially owned are the same shares shown as beneficially owned by Dolphin Management Inc. The shares of common stock shown as beneficially owned include 26,685,116 shares issuable upon conversion of the Series AA convertible preferred stock. Mr. Salas is the President and sole shareholder of Dolphin Management Inc., and Mr. Salas discloses his address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. Mr. Salas disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. See also footnote 9 below.

(5)	Includes 1,727,491 shares issuable upon exercise of outstanding stock options.
(6)	Includes 420,371 shares issuable upon exercise of outstanding stock options.
(7)	Includes 400,063 shares issuable upon exercise of outstanding stock options.
(8)	Excludes Messrs. Warren and Knopp, who are no longer executive officers.
(9)

The shares of common stock shown as beneficially owned include 26,685,116 shares issuable upon conversion of the Series AA convertible preferred stock, 250 shares beneficially owned directly by Dolphin Direct Equity Partners, LP (“Dolphin Direct”), and 250 shares beneficially owned directly by Dolphin Offshore Partners, LP (“Dolphin Offshore”). The shares of Series AA convertible preferred stock shown as beneficially owned include 121,378 shares owned directly by Dolphin Direct and 25,000 shares owned directly by Dolphin Offshore. Dolphin Management Inc. is the sole managing member of Dolphin Advisors, LLC, and the managing partner of Dolphin Offshore. Dolphin Advisors is the managing partner of Dolphin Direct. Each of the Dolphin entities reports shared voting and investment power over the shares reported with Mr. Salas, and each discloses its address to be c/o Dolphin Asset Management Corp., 129 East 17th Street, New York, New York 10003. See also footnote 4 above.

(10)	Includes 161,182 shares issuable upon exercise of outstanding stock options, 42,486 of which are held directly by Carolyn Van Eeckhout and with respect to which Mr. Van Eeckhout disclaims beneficial ownership. Mr. and Mrs. Van Eeckhout’s address is 3913 Mountainside Trail, Evergreen, Colorado 80439.
(11)	The shares of common stock shown as beneficially owned include 1,035,813 shares issuable upon conversion of the Series AA convertible preferred stock, 889,267 of which are issuable upon exercise of outstanding warrants to acquire shares of Series AA convertible preferred stock. The shares of Series AA convertible preferred stock shown as beneficially owned include 4,500 shares issuable upon exercise of outstanding warrants. Mr. Glaser discloses his address to be 5 Greenwich Office Park, Greenwich, Connecticut 06831.
(12)	The shares of common stock shown as beneficially owned include 561,500 shares held directly by Lapp Libra 401(k) Daily Plan FBO William Lapp (the “Lapp Plan”) and 481,439 shares issuable upon conversion of the Series AA convertible preferred stock. The shares of Series AA convertible preferred stock shown as beneficially owned include 2,250 held directly by the Lapp Plan. Mr. Lapp discloses his address to be One Financial Plaza, Suite 2500,120 Sixth Street, Minneapolis, Minnesota 55402.

AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION

The amendment, when filed with the Colorado Secretary of State, will add a new section to our Amended and Restated Articles of Incorporation providing that in determining whether we may make a distribution to our shareholders under the Colorado Business Corporation Act, as amended, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, shall not be added to the corporation’s total liabilities. This means that we may under Colorado law, after the amendment is filed and subject to the required prior written consent of the holders of our Series AA convertible preferred stock, make distributions to our holders of common stock so long as after giving it effect:

•	we are able to pay our debts as they become due in the usual course of business; and

•	our total assets would exceed our total liabilities.

And, the Series AA convertible preferred stock’s liquidation preference will no longer be added to the term “total liabilities” above. A conformed copy of the amendment is attached to this Information Statement as Exhibit A.

The amendment will allow the Company the opportunity to complete the odd-lot tender offer for all of the shares of its common stock held by holders of 99 or fewer shares as of the record date, June 6, 2007, that was announced on June 13, 2007. The Company is effecting the odd-lot tender offer in an effort to lower significantly its operating costs and expenses by reducing to below 300 the number of its common shareholders of record. If the Company is able to achieve its goal, it believes it will be able to reduce its administrative costs associated with these shareholders and, more importantly, it believes it will be eligible to terminate the registration of its shares of common stock under the Securities Exchange Act of 1934, as amended, and cease being a reporting company obligated to file periodic and other reports, and proxy and information statements, with the SEC. By deregistering, the Company expects to reduce substantially its operating expenses by avoiding the ongoing substantial legal, accounting and other costs associated with being a reporting company. Because the odd-lot tender offer by the Company is intended to reduce the number of holders of record of its common stock to below 300, it is deemed to be a “going private” transaction subject to Section 13(e) of the Securities Exchange Act of 1934, as amended, and Rule 13e-3 promulgated thereunder. The Company, therefore, has filed with the SEC on June 13, 2007, a Schedule 13E-3 transaction statement containing, among other things, an offer to purchase dated June 13, 2007 and related letter of transmittal regarding the odd-lot tender offer.

Shareholders are urged to read the Company’s transaction statement on Schedule 13E-3 and the offer to purchase, the letter of transmittal and the other related documents filed therewith because they contain important information about the odd-lot tender offer. These documents may be obtained free of charge from the SEC at the SEC’s Web site, www.sec.gov, and from the Company at its above listed address. The offer to purchase and letter of transmittal have also been mailed on or about June 13, 2007, to all of our shareholders of record as of June 6, 2007, and we have asked brokers and other custodians, nominees and fiduciaries to forward those documents to the beneficial owners of the Company’s common stock held of record by such persons. The Schedule 13E-3, together with the offer to purchase and related letter of transmittal, contains all of the terms relating to the odd-lot tender offer, and also provides the required disclosures relevant to the eligible shareholders in determining whether to participate in the offer, including background information and information regarding the purposes of the transaction. Notwithstanding the foregoing, this Information Statement is not and shall not be deemed to be an offer or solicitation of an offer to purchase any securities held by our shareholders. Offers will only be made pursuant to the offer to purchase and related letter of transmittal.

The amendment will also, in general and regardless of whether the odd-lot tender offer is successful in reducing to below 300 the number of our common shareholders of record, allow us more flexibility and latitude with regard to our continuing efforts to reduce operating costs and expenses by, among other things, allowing us the opportunity that would otherwise not be available under Colorado law to reacquire from time to time shares of our common stock from our existing shareholders, subject in any such instance to the required prior written consent of our Series AA convertible preferred stock shareholders. By doing so, to the extent that any such repurchases would reduce the number of our stockholders of record, we would be able to reduce the administrative costs associated with having those shareholders (such as printing and mailing costs associated with shareholder communications). Such repurchases could be made in privately negotiated transactions or structured as a tender offer, including an odd-lot tender offer, or a stock repurchase program, at the discretion of our board of directors and subject to the limitations imposed under Colorado law related to shareholder distributions identified above.

The Company does not intend for the amendment to have, and does not believe that the amendment will have, an anti-takeover effect, especially when considered in light of Dolphin Management Inc.’s beneficial ownership of our Series AA convertible preferred stock and substantial voting rights, and the Company is not aware of any specific effort of any person to accumulate the Company’s securities or obtain control of the Company by merger, tender offer, solicitation in opposition to management or otherwise.

Upon the filing of the amendment with the Colorado Secretary of State, our Amended and Restated Articles of Incorporation as amended by the amendment will become effective and will become our governing charter document. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the amendment may not be effected until at least twenty calendar days after this Information Statement is first sent or given to our shareholders. We anticipate that the amendment will be implemented promptly following the twentieth day after this Information Statement is first sent to our shareholders.

CONSENT MATTERS

Our Amended and Restated Articles of Incorporation and the Colorado Business Corporation Act, as amended, required the approval of the amendment by written consent of shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize the action at a meeting at which all of the shares entitled to vote thereon were present and voted, and a written consent of shareholders holding such number of shares has been obtained and not revoked. No further shareholder action is required.

DISSENTER’S RIGHTS

The Colorado Business Corporation Act, as amended, does not provide for dissenter’s rights in connection with the proposed amendment to our Amended and Restated Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

To our knowledge, no director or officer, nominee for election as a director, or associate of any of them has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendment to the Amended and Restated Articles of Incorporation.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as “may,” “will,” “should,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believe,” “estimates,” “predicts,” “potential,” and similar expressions. Our actual results could differ materially from those included in forward-looking statements. All forward-looking statements are qualified in their entirety by information set forth in our annual report on Form 10-K for the year ended December 31, 2006 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors.”

ADDITIONAL INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the SEC, including current reports on Form 8-K and annual and quarterly reports on Form 10-K and Form 10-Q, respectively. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 100 F Street, NE, Washington, DC 20549, at prescribed rates. The SEC also maintains a website on the Internet where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.

You should rely only on the information contained in, or incorporated by reference in, this Information Statement. The corporation has not authorized anyone else to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date hereof, or such earlier date as is expressly set forth herein.

By Order of our Board of Directors,

Chief Financial Officer

Exhibit A

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ACT TELECONFERENCING, INC.

Pursuant to Section 7-110-106 of the Colorado Business Corporation Act, as amended (the “CBCA”), and part 3 of Article 90 of Title 7, Colorado Revised Statutes, these Articles of Amendment to Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1. The domestic entity name of the corporation is ACT Teleconferencing, Inc. (the “Corporation”).

2. These Articles of Amendment to Amended and Restated Articles of Incorporation were duly adopted at a meeting of the Corporation’s board of directors and by written consent of our shareholders holding the requisite number of shares for approval under the CBCA and the Corporation’s Amended and Restated Articles of Incorporation.

3. The Corporation’s Amended and Restated Articles of Incorporation are hereby amended to add a new Article XI as follows:

“ARTICLE XI

Notwithstanding any other provision to the contrary contained herein, in determining whether a distribution may be made by the Corporation to its shareholders under the CBCA, the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.”

4. In accordance with the provisions of the CBCA, these Articles of Amendment to Amended and Restated Articles of Incorporation shall become effective upon their filing date with the Colorado Secretary of State.

5. The name and mailing address of the individual who caused this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, is Scott A. Berdan, Esq., c/o Kamlet Shepherd & Reichert, LLP, 1515 Arapahoe Street, Tower 1, Suite 1600, Denver, Colorado 80202.

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